Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman
Senior Vice President - Finance
Horace Mann Educators Corporation
217-788-5708
www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR FOURTH QUARTER

SPRINGFIELD, Ill., February 8, 2010 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $22.2 million (54 cents per share) and $73.5 million ($1.81 per share) for the three and twelve months ended December 31, 2009, respectively, compared to net income of $22.9 million (58 cents per share) and $10.9 million (27 cents per share) for the same periods in 2008. Included in net income were net realized gains on securities of $4.6 million ($3.2 million after tax, or 7 cents per share) and $26.3 million ($17.2 million after tax, or 42 cents per share) for the three and twelve months ended December 31, 2009, respectively. In the same periods in 2008, net income included net realized investment losses of $8.2 million (which after reflecting the reduction of the deferred tax allowance established at September 30, 2008 resulted in a gain of $2.7 million after tax, or 7 cents per share) and $63.9 million ($41.5 million after tax, or $1.02 per share), respectively. All per-share amounts are stated on a diluted basis.

“With the further stabilization of the financial markets in the fourth quarter, our confidence in the quality of our investment portfolio continues to be validated. We finished the year in a net unrealized gain position, as we did at the end of the third quarter, with reported book value per share increasing 60 percent over the twelve months to $18.36. Meanwhile, key balance sheet ratios, as well as risk based capital, remain more than adequate to support our ratings,” said Louis G. Lower, President and Chief Executive Officer. “Horace Mann’s financial stability, combined with our established position in the educator market, contributed to another quarter of solid growth in annuity sales, which increased 10 percent compared to a year earlier, with the fourth quarter’s positive annuity net fund flows lifting the full year result to near-record levels. While the reduced number of new car sales in 2009 put pressure on applications for true new auto units, a 4 percent increase in true new units in the fourth quarter helped to close the gap to prior year, and we finished the full year only 2 percent below 2008. Looking to 2010, we expect additional improvement, as our growth in total points of distribution and recent growth in agent count build on the momentum we’ve established to transform our distribution system to a new, more powerful model.”

“Net income before realized investment gains and losses was 47 cents per share for the fourth quarter compared to 51 cents a year ago. Within those results, the current period included a 6 cent per share charge related to the North Carolina Coastal Property Insurance Pool and the fourth quarter of 2008 benefited from a 10 cent per share non-recurring decrease in federal income tax,” continued Lower. “For property and casualty, catastrophe losses were minimal in the quarter. The current accident year combined ratio excluding catastrophes was approximately 97 percent in the current quarter, which was nearly 7 percentage points higher than 2008, primarily reflecting an increase in auto loss frequency, a higher level of property sinkhole losses and a lower level of favorable current accident year reserve development. Meanwhile, combined annuity and life segment pretax earnings increased significantly in the fourth quarter compared to prior year, primarily due to the positive impact of financial market performance as well as a notable improvement in the interest margin.”

“Looking forward to 2010, we estimate full-year net income before realized investment gains and losses of between $1.65 and $1.85 per share,” Lower said. “This projection anticipates: for property and casualty, a moderation in recent auto frequency trends and a continuing high level of property sinkhole losses in Florida; for annuity, continued strong increases in fixed annuity spreads and an 8 to 10 percent increase in the S&P 500 Index; and for life, continued growth in investment income and more normal mortality levels.”

Segment Earnings

The property and casualty segment recorded net income of $10.2 million for the quarter, a decrease of $4.3 million compared to the same period in 2008. Pretax catastrophe costs in the current quarter were $1.2 million compared to $9.9 million incurred in the fourth quarter of 2008, which included approximately $7 million of adverse development of reserves for hurricane losses occurring in the third quarter. The fourth quarter 2009 property and casualty combined ratio was 95.6 percent, including 0.9 percentage point due to catastrophe costs, compared to 92.9 percent, including 7.2 percentage points due to catastrophe costs, in the prior year period. Favorable prior years’ reserve development totaling $3.4 million was recorded in the fourth quarter, which represented 2.4 percentage points on the combined ratio, compared to $6.7 million, or 4.8 percentage points on the combined ratio, recorded in the fourth quarter of 2008. Additionally, the fourth quarter 2009 combined ratio excluding catastrophes was reduced by 1.4 percentage points due to favorable development of current accident year reserves, compared to a benefit of 3.2 percentage points recorded in the fourth quarter of 2008 due to similar favorable development. In the current quarter, property and casualty pretax income was reduced by $3.8 million as a result of writing off the company’s equity interest in the accumulated surplus of the North Carolina Coastal Property Insurance Pool (the “Pool”). This write-off, recorded in Other Income (Expense), is the result of recent legislation that changed the ownership status of the Pool and also capped future assessments that may be levied against insurers.

Annuity segment net income was $6.4 million for the three months ended December 31, 2009, reflecting an increase of $3.5 million compared to the same period in 2008. Annuity segment net income for the fourth quarter and full year 2008 benefited from a non-recurring reduction of $2.6 million in federal income tax expense as a result of the IRS completing its examination of the 2002, 2004, 2005 and 2006 tax years. In the current quarter, the positive financial market performance had a favorable impact on both the valuation of annuity deferred policy acquisition costs and the level of guaranteed minimum death benefit reserves, and favorably affected the level of charges and fees earned on variable contract deposits in the quarter compared to prior year. In addition, the interest margin earned on fixed annuity assets increased significantly compared to a year earlier, with net interest spreads reaching 1.69 percent for the year, up 15 basis points over 2008. Total annuity net fund flows continued to be positive in the current period, as they were throughout 2008 and 2009, and total cash value persistency of 94 percent increased about 1 percentage point compared to a year earlier.

Life segment net income of $5.5 million for the fourth quarter increased $1.3 million compared to the same period in 2008, primarily due to growth in investment income. Life persistency remained in excess of 94 percent.

Segment Revenues

At $1.0 billion for the full year, the company’s total premiums written and contract deposits increased 3 percent and 5 percent compared to the three and twelve months ended December 31, 2008, respectively, primarily reflecting increases in annuity deposit receipts.

Total property and casualty premiums written were comparable to the fourth quarter of 2008 and increased 1 percent for the full year, primarily reflecting increases in average property and auto premiums per policy.

Annuity deposits received increased 11 percent and 12 percent compared to the three and twelve months ended December 31, 2008, respectively. Life segment insurance premiums and contract deposits decreased 2 percent compared to the prior year periods.

Sales and Distribution

For the three months ended December 31, 2009, total new auto sales units increased slightly compared to the prior year, while the full year reflected a 4 percent decrease compared to 2008. “In spite of a decline in total auto sales units, average agent true new auto productivity increased in 2009,” said Lower. Annuity sales were up 10 percent in the fourth quarter, following a 50 percent increase in the first half of 2009, and a 23 percent increase in the third quarter, for a combined full-year growth of 31 percent compared to 2008. While flexible premium sales increased 22 percent during the year, single premium and rollover deposits increased 34 percent and were the primary drivers of growth in 2009. For the quarter and full year, total new life production decreased 6 percent and less than 1 percent compared to the prior year, reflecting a decline in sales of third-party vendor products which more than offset the growth in sales of Horace Mann’s life products. Driven by the mid-year introduction of a new educator-focused portfolio of Horace Mann term and whole life products, sales of Horace Mann’s life products increased 27 percent and 4 percent compared to the three and 12 months ended December 31, 2008.

At December 31, 2009, Horace Mann’s 715 agents represented an increase of 7 percent compared to a year earlier, with the number of agents growing steadily throughout the year. Including 571 licensed producers who work for the agents, Horace Mann’s total points of distribution increased to 1,286, a growth of 21 percent over year-end 2008. “We are encouraged by the increase in the number of agents in 2009. This agent growth, coupled with the positive impact that our new Agency Business Model is having on productivity and the recent enhancements made to our field sales management structure, bodes well for Horace Mann’s future growth prospects,” said Lower. Of the 715 agents at year-end, 249, or 35 percent, were Exclusive Agents, comprised of 130 former employee agents and 119 new appointments. The company’s Exclusive Agent program was launched on January 1, 2009.

Investment Gains and Losses

In the fourth quarter of 2009, pretax net realized investment gains were $4.6 million, which included a $0.2 million credit-related impairment write-down and $2.3 million of realized impairment losses on securities that were disposed of during the quarter. The impairment amounts were more than offset by $5.7 million of realized gains on other security disposals and $1.4 million of litigation proceeds on debt securities.

Horace Mann’s net unrealized investment gains on fixed maturity and equity securities of $36.1 million at December 31, 2009 continued to reflect improvement compared to the net unrealized loss of $327.2 million recorded at December 31, 2008. “Credit spreads narrowed across virtually all asset classes in 2009, with our investment grade corporate bond portfolio experiencing the most significant improvement in fair value. Some of the more highly stressed asset classes also showed improvement, including our financial institution bond and preferred stock holdings, as well as our CMBS and high yield bond portfolios,” said Lower. “In light of the widespread improvement in the credit markets, coupled with our insignificant exposure to sub-prime, Alt-A, other lower-quality structured securities and commercial mortgage whole loans, we remain very comfortable with the underlying credit quality of our investment portfolio and have a high level of confidence that any future investment losses relating to the current economic environment will be very manageable.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

# # #

HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
DIGEST OF EARNINGS

Net income	$22.2	$22.9	-3.1%	$73.5	$10.9	N.M.

Net income per share:
Basic	$0.57	$0.59	-3.4%	$1.88	$0.27	N.M.
Diluted	$0.54	$0.58	-6.9%	$1.81	$0.27	N.M.

Weighted average number of shares and equivalent shares (in millions) (A):
Basic	39.2	39.1	0.3%	39.2	39.8	-1.5%
Diluted	40.6	39.8	2.0%	40.5	40.6	-0.2%

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits	$246.0	$239.1	2.9%	$1,003.7	$960.1	4.5%

Return on equity (B)				12.7%	1.9%	N.M.

Property & Casualty GAAP combined ratio	95.6%	92.9%	N.M.	99.5%	100.7%	N.M.
Effect of catastrophe costs on the Property & Casualty combined ratio	0.9%	7.2%	N.M.	6.1%	13.7%	N.M.

Dedicated agents (C)				715	670	6.7%
Licensed producers (D)				571	394	44.9%
Total points of distribution				1,286	1,064	20.9%

Additional Per Share Information

Dividends paid	$0.08	$0.0525	52.4%	$0.2375	$0.3675	-35.4%

Book value (E)				$18.36	$11.49	59.8%

Financial Position

Total assets				$6,343.1	$5,507.7	15.2%
Short-term debt				38.0	38.0	—
Long-term debt				199.6	199.5	0.1%
Total shareholders’ equity				719.5	448.8	60.3%

N.M. - Not meaningful.

(A)	During the three months ended March 31, 2008, the Company repurchased 1,636,376 shares of its common stock at an aggregate cost of $29.5 million, or an average cost of $18.01 per share. During the three months ended June 30, 2008, the Company repurchased 1,561,849 shares of its common stock at an aggregate cost of $24.8 million, or an average cost of $15.93 per share.
(B)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.
(C)	Agents under contract with the Company to market only the Company’s products and limited additional third-party vendor products authorized by the Company.
(D)	Includes licensed producers working in dedicated agents’ offices and excludes independent agents.
(E)	Book value per share excluding the fair value adjustment for investments was $17.79 at December 31, 2009 and $16.15 at December 31, 2008. Ending shares outstanding were 39,184,721 at December 31, 2009 and 39,061,788 at December 31, 2008.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$167.8	$168.8	-0.6%	$659.6	$658.5	0.2%
Net investment income	65.4	58.1	12.6%	246.8	230.3	7.2%
Net realized investment gains (losses)	4.6	(8.2)	N.M.	26.3	(63.9)	N.M.
Other income (expense) (A)	(1.9)	2.4	N.M.	4.7	9.9	-52.5%

Total revenues	235.9	221.1	6.7%	937.4	834.8	12.3%

Benefits, claims and settlement expenses	110.1	111.3	-1.1%	458.7	471.5	-2.7%
Interest credited	35.9	33.9	5.9%	139.4	131.8	5.8%
Policy acquisition expenses amortized	20.2	23.1	-12.6%	80.4	79.1	1.6%
Operating expenses	35.6	33.7	5.6%	141.2	132.4	6.6%
Amortization of intangible assets	—	1.2	-100.0%	0.2	5.3	-96.2%
Interest expense	3.5	4.3	-18.6%	14.0	14.5	-3.4%

Total benefits, losses and expenses	205.3	207.5	-1.1%	833.9	834.6	-0.1%

Income before income taxes	30.6	13.6	125.0%	103.5	0.2	N.M.
Income tax expense (benefit)	8.4	(9.3)	N.M.	30.0	(10.7)	N.M.

Net income	$22.2	$22.9	-3.1%	$73.5	$10.9	N.M.

ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty
Automobile and property (voluntary)	$136.0	$134.8	0.9%	$550.2	$542.2	1.5%
Involuntary and other property & casualty	0.8	2.3	-65.2%	3.3	3.7	-10.8%

Total Property & Casualty	136.8	137.1	-0.2%	553.5	545.9	1.4%

Annuity deposits	81.7	73.9	10.6%	349.8	311.7	12.2%

Life	27.5	28.1	-2.1%	100.4	102.5	-2.0%

Total	$246.0	$239.1	2.9%	$1,003.7	$960.1	4.5%

ANALYSIS OF SEGMENT NET INCOME (LOSS)

Property & Casualty	$10.2	$14.5	-29.7%	$30.0	$28.1	6.8%

Annuity	6.4	2.9	120.7%	21.2	17.3	22.5%

Life	5.5	4.2	31.0%	18.4	16.4	12.2%

Corporate and other (B)	0.1	1.3	-92.3%	3.9	(50.9)	N.M.

Net income	22.2	22.9	-3.1%	73.5	10.9	N.M.

Catastrophe costs, after tax, included above (C)	(0.8)	(6.5)	-87.7%	(21.5)	(48.1)	-55.3%

N.M. - Not meaningful.

(A)	The three and twelve months ended December 31, 2009 include a charge of $3.8 million to write off the company’s equity interest in the accumulated surplus of the North Carolina Coastal Property Insurance Pool as a result of recent legislation in that state.
(B)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.
(C)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
PROPERTY & CASUALTY

Premiums written	$136.8	$137.1	-0.2%	$553.5	$545.9	1.4%
Premiums earned	138.9	139.1	-0.1%	547.3	541.1	1.1%
Net investment income	8.8	8.7	1.1%	34.4	35.7	-3.6%
Other income (expense) (A)	(3.6)	0.4	N.M.	(1.3)	1.5	N.M.
Losses and loss adjustment expenses (LAE)	97.9	95.9	2.1%	407.1	416.1	-2.2%
Operating expenses (includes policy acquisition expenses amortized)	34.8	33.2	4.8%	137.6	128.5	7.1%
Income before tax	11.4	19.1	-40.3%	35.7	33.7	5.9%
Net income	10.2	14.5	-29.7%	30.0	28.1	6.8%

Net investment income, after tax	7.7	7.2	6.9%	29.5	29.8	-1.0%

Catastrophe costs, after tax (B)	0.8	6.5	-87.7%	21.5	48.1	-55.3%
Catastrophe losses and LAE, before tax	1.2	9.9	-87.9%	33.1	73.9	-55.2%
Reinsurance reinstatement premiums, before tax	—	—	—	—	—	—

Operating statistics:
Loss and loss adjustment expense ratio	70.5%	69.0%	N.M.	74.4%	76.9%	N.M.
Expense ratio	25.1%	23.9%	N.M.	25.1%	23.8%	N.M.
Combined ratio	95.6%	92.9%	N.M.	99.5%	100.7%	N.M.

Effect on the combined ratio of:
Catastrophe costs	0.9%	7.2%	N.M.	6.1%	13.7%	N.M.
Claims office consolidation costs (all in LAE)	0.1%	3.0%	N.M.	0.7%	0.8%	N.M.

Automobile and property detail:
Premiums written (voluntary) (C)	$136.0	$134.8	0.9%	$550.2	$542.2	1.5%
Automobile	93.2	92.6	0.6%	372.5	367.8	1.3%
Property	42.8	42.2	1.4%	177.7	174.4	1.9%

Premiums earned (voluntary) (C)	137.3	136.1	0.9%	544.1	537.8	1.2%
Automobile	93.0	91.9	1.2%	369.8	365.5	1.2%
Property	44.3	44.2	0.2%	174.3	172.3	1.2%

Policies in force (voluntary) (in thousands)				790	798	-1.0%
Automobile				528	535	-1.3%
Property				262	263	-0.4%

Policy renewal rate (voluntary)
Automobile (6 months)				91.3%	91.1%	N.M.
Property (12 months)				88.8%	88.6%	N.M.

Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	76.6%	67.0%	N.M.	72.4%	68.0%	N.M.
Expense ratio	24.4%	23.4%	N.M.	25.1%	23.5%	N.M.
Combined ratio	101.0%	90.4%	N.M.	97.5%	91.5%	N.M.

Effect on the combined ratio of:
Catastrophe costs	0.2%	0.0%	N.M.	0.8%	1.2%	N.M.
Claims office consolidation costs (all in LAE)	0.1%	3.5%	N.M.	0.8%	0.9%	N.M.

Total property operating statistics	:
Loss and loss adjustment expense ratio	57.6%	74.7%	N.M.	78.6%	97.2%	N.M.
Expense ratio	25.8%	24.8%	N.M.	24.9%	24.2%	N.M.
Combined ratio	83.4%	99.5%	N.M.	103.5%	121.4%	N.M.

Effect on the combined ratio of:
Catastrophe costs	2.4%	21.6%	N.M.	17.6%	40.4%	N.M.
Claims office consolidation costs (all in LAE)	0.1%	1.9%	N.M.	0.4%	0.6%	N.M.

Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$2.5	$6.3	-60.3%	$9.2	$16.0	-42.5%
Total property	0.9	(0.6)	N.M.	1.8	(0.5)	N.M.
Other property and casualty	—	1.0	-100.0%	0.7	2.6	-73.1%

Total	3.4	6.7	-49.3%	11.7	18.1	-35.4%

N.M. - Not meaningful.

(A)	The three and twelve months ended December 31, 2009 include a charge of $3.8 million to write off the company’s equity interest in the accumulated surplus of the North Carolina Coastal Property Insurance Pool as a result of recent legislation in that state.
(B)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.
(C)	Amounts are net of additional ceded premiums to reinstate the Company’s property and casualty catastrophe reinsurance coverage, if any, as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
ANNUITY

Contract deposits	$81.7	$73.9	10.6%	$349.8	$311.7	12.2%
Variable	29.7	31.8	-6.6%	112.2	134.4	-16.5%
Fixed	52.0	42.1	23.5%	237.6	177.3	34.0%
Contract charges earned	4.3	3.9	10.3%	14.5	17.7	-18.1%
Net investment income	40.1	34.7	15.6%	149.7	136.2	9.9%
Net interest margin (without realized investment gains and losses)	14.2	10.5	35.2%	49.7	42.7	16.4%
Other income	0.9	0.8	12.5%	3.1	4.9	-36.7%
Mortality loss and other reserve changes	(0.2)	(1.3)	-84.6%	0.5	(1.7)	N.M.
Operating expenses (includes policy acquisition expenses amortized)	8.8	12.8	-31.3%	35.5	39.0	-9.0%
Amortization of intangible assets	—	0.9	-100.0%	—	4.0	-100.0%
Income before tax	10.4	0.2	N.M.	32.3	20.6	56.8%
Net income	6.4	2.9	120.7%	21.2	17.3	22.5%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$0.5	$(4.1)	N.M.	$1.3	$(4.0)	N.M.
Value of acquired insurance in force	—	—	—	—	—	—
Guaranteed minimum death benefit reserve	0.1	(1.0)	N.M.	0.8	(1.3)	N.M.

Annuity contracts in force (in thousands)				178	171	4.1%
Accumulated value on deposit				$3,713.6	$3,262.3	13.8%
Variable				1,226.4	965.2	27.1%
Fixed				2,487.2	2,297.1	8.3%
Annuity accumulated value retention - 12 months
Variable accumulations				93.4%	93.2%	N.M.
Fixed accumulations				94.4%	93.5%	N.M.

LIFE

Premiums and contract deposits	$27.5	$28.1	-2.1%	$100.4	$102.5	-2.0%
Premiums and contract charges earned	24.6	25.8	-4.7%	97.8	99.7	-1.9%
Net investment income	16.8	14.8	13.5%	63.8	59.3	7.6%
Income before tax	8.7	6.4	35.9%	28.9	25.6	12.9%
Net income	5.5	4.2	31.0%	18.4	16.4	12.2%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$(0.7)	$(0.3)	133.3%	$(0.9)	$(0.2)	350.0%

Life policies in force (in thousands)				213	221	-3.6%
Life insurance in force				$13,761	$13,672	0.7%
Lapse ratio - 12 months (Ordinary life insurance)				5.4%	5.4%	N.M.

CORPORATE AND OTHER (A)

Components of income (loss) before tax:
Net realized investment gains (losses)	$4.6	$(8.2)	N.M.	$26.3	$(63.9)	N.M.
Interest expense	(3.5)	(4.3)	-18.6%	(14.0)	(14.5)	-3.4%
Other operating expenses, net investment income and other income	(1.0)	0.4	N.M.	(5.7)	(1.3)	N.M.
Income (loss) before tax	0.1	(12.1)	N.M.	6.6	(79.7)	N.M.
Net income (loss)	0.1	1.3	-92.3%	3.9	(50.9)	N.M.

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2009, $3,341.1; 2008, $3,145.4)				$3,358.9	$2,876.7	16.8%
Equity securities, at fair value (cost 2009, $43.2; 2008, $55.6)				40.6	38.3	6.0%
Short-term investments				252.6	154.1	63.9%
Short-term investments, securities lending collateral				—	—	—
Policy loans and other				116.0	109.2	6.2%

Total Annuity and Life investments				3,768.1	3,178.3	18.6%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2009, $720.9; 2008, $642.5)				741.0	608.6	21.8%
Equity securities, at fair value (cost 2009, $18.3; 2008, $30.6)				19.1	23.3	-18.0%
Short-term investments				25.4	66.0	-61.5%
Short-term investments, securities lending collateral				—	—	—

Total Property & Casualty investments				785.5	697.9	12.6%

Corporate investments				21.0	25.6	-18.0%

Total investments				4,574.6	3,901.8	17.2%

Net investment income
Before tax	$65.4	$58.1	12.6%	$246.8	$230.3	7.2%
After tax	44.4	39.3	13.0%	167.5	156.3	7.2%

Net realized investment gains (losses) by investment portfolio included in Corporate and Other segment income (loss)
Property & Casualty	$—	$(2.8)	-100.0%	$(2.5)	$(16.4)	-84.8%
Annuity	5.7	(5.3)	N.M.	22.0	(47.1)	N.M.
Life	(1.1)	(0.1)	N.M.	6.8	(0.4)	N.M.
Corporate and Other	—	—	—	—	—	—

Total, before tax	4.6	(8.2)	N.M.	26.3	(63.9)	N.M.
Total, after tax	3.2	2.7	18.5%	17.2	(41.5)	N.M.
Per share, diluted	$0.07	$0.07	—	$0.42	$(1.02)	N.M.

N.M. - Not meaningful.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	December 31, 2009		September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
	Fair Value	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)
FIXED MATURITY & EQUITY SECURITY INVESTMENTS
Fixed income securities
U.S. government and federally sponsored agency bonds	$347.2	$(13.8)	$2.0	$(2.5)	$3.4	$4.9
Municipal bonds	913.9	22.8	56.1	6.3	(3.7)	(14.1)
Corporate bonds
Financial institutions	240.0	8.1	6.9	(11.0)	(35.3)	(19.9)
Other	1,359.0	73.0	84.6	(14.3)	(140.1)	(122.6)
High yield	183.1	(5.9)	(11.8)	(26.4)	(28.0)	(38.0)
Foreign government bonds	41.9	2.0	3.0	0.7	(0.1)	0.5
Mortgage-backed securities
Prime agency	455.1	18.3	23.9	18.5	21.2	20.5
Prime other	16.1	0.4	0.5	(0.8)	(0.2)	(0.6)
Sub-prime, Alt-A	0.5	(0.1)	(0.4)	(0.8)	(0.9)	(0.7)
Commercial mortgage-backed securities	267.4	(67.5)	(71.7)	(106.6)	(115.8)	(108.6)
Asset-backed securities
Sub-prime, Alt-A	0.5	—	(0.5)	(0.3)	(0.1)	0.1
Collateralized debt obligations, collateralized loan obligations	14.3	(4.1)	(3.3)	(4.0)	(4.7)	(0.4)
Other	204.4	8.2	4.5	(4.8)	(8.3)	(8.5)
Preferred stocks
Financial institutions	75.5	(6.4)	(9.5)	(19.7)	(34.2)	(29.8)
Other	39.0	0.3	(0.7)	(6.1)	(12.5)	(10.0)

Total fixed income securities	4,157.9	35.3	83.6	(171.8)	(359.3)	(327.2)

Common stocks	1.7	0.8	0.5	0.5	(0.3)	—
Derivatives	—	—	—	—	—	—

Total fixed maturity and equity security investments	$4,159.6	$36.1	$84.1	$(171.3)	$(359.6)	$(327.2)